Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Vice President & CFO
517/372-9200

Neogen acquires BioLumix

LANSING, Mich., Oct. 1, 2014 — Neogen Corporation (NASDAQ: NEOG) announced today that, effective Sept. 30, it has acquired all the outstanding stock of BioLumix, Inc., an Ann Arbor, Mich.-based manufacturer and marketer of automated systems for the detection of microbial contaminants.

The BioLumix business will be consolidated with Neogen’s closely related Soleris® technology, which is widely used for the detection of spoilage organisms in several food industries, as well as the nutraceutical market. The Soleris system was the first in the industry used for the detection of microbial contamination based upon an innovative application of well-accepted classical microbiology.

“Combining of the Soleris and BioLumix technologies, market bases, and outstanding technical staffs will greatly enhance both businesses and offer significant labor saving rapid solutions for the food, pharmaceutical, and personal care businesses,” said James Herbert, Neogen’s chief executive officer and chairman. “The combination also settles litigation of seven years between the two companies, and benefits existing customers of both companies moving forward.”

The BioLumix test platform includes an instrument where test vials are incubated and automatically read for results, and an automatic system to alert users to sample results. The basic unit accommodates 32 different test vials at a time and can be combined in modules to accommodate up to 1,000 different samples simultaneously.

Test vials are the consumable portion of the platform and contain growth media and indicators for a number of different microorganisms. A sample is simply added to the vial, and the vial inserted into the instrument. BioLumix currently has 19 different microorganism tests. Specialized software shows test results as soon as detections occur, and avoids the need for involvement from a hands-on operator. The software also creates and maintains all the necessary audit trails to comply with various government regulations.

Terms of the agreement were not disclosed.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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